======================================================================




                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549



                                SCHEDULE 13G
                  Under the Securities Exchange Act of 1934
                             (Amendment No. 2) *




                              CoolSavings, Inc.
                              -----------------
                              (Name of Issuer)



                       Common Stock, $0.001 Par Value
                       ------------------------------
                       (Title of Class of Securities)



                                 216485 10 2
                    -------------------------------------
                    (CUSIP Number of Class of Securities)



                                April 5, 2002
           -------------------------------------------------------
           (Date of Event Which Requires Filing of This Statement)





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     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                              [   ] Rule 13d-1(b)

                              [   ] Rule 13d-1(c)

                              [ X ] Rule 13d-1(d)


      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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PAGE 2 OF 5 PAGES
-----------------


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                                SCHEDULE 13G
---------------------------------------------------------------------------

CUSIP No.   216485 10 2

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1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. Identification No. of Above Person

      Lend Lease International Pty. Limited

---------------------------------------------------------------------------

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [  ]
                                                            (b)   [  ]

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3.    SEC USE ONLY

---------------------------------------------------------------------------

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Australia

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NUMBER OF         5.          SOLE VOTING POWER             0
SHARES            --------------------------------------------------------
BENEFICIALLY
OWNED BY          6.          SHARED VOTING POWER           0
EACH              --------------------------------------------------------
REPORTING
PERSON            7.          SOLE DISPOSITIVE POWER        0
WITH:             --------------------------------------------------------

                  8.          SHARED DISPOSITIVE POWER      0
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES                                     [   ]

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0

---------------------------------------------------------------------------

12.   TYPE OF REPORTING PERSON

      CO

---------------------------------------------------------------------------





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PAGE 3 OF 5 PAGES
-----------------



ITEM 1.

      (a)   NAME OF ISSUER.
            --------------

            CoolSavings, Inc., a Delaware corporation
            (f/k/a coolsavings.com inc., a Michigan corporation)


      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
            -----------------------------------------------

            360 N. Michigan Avenue, 19th Floor
            Chicago, Illinois 60601



ITEM 2.

      (a)   NAME OF PERSON FILING.
            ---------------------

            Lend Lease International Pty. Limited [ABN  28000489109]


      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
            -----------------------------------------------------------

            Level 11 Tower Building
            Australia Square, Sydney
            NSW 2000, Australia


      (c)   CITIZENSHIP.
            -----------

            Australia


      (d)   TITLE OF CLASS OF SECURITIES.
            ----------------------------

            Common stock


      (e)   CUSIP NUMBER.
            ------------

            216485 10 2



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
            --------------------------------------------------------

            Not applicable.





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PAGE 4 OF 5 PAGES
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ITEM 4.     OWNERSHIP.
            ---------

            (a)   Amount Beneficially Owned: 0

            (b)   Percent of Class: 0

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:       0
                  (ii)  shared power to vote or to direct the vote:     0
                  (iii) sole power to dispose or to direct
                        the disposition of:                             0
                  (iv)  shared power to dispose or to direct the
                        disposition of:                                 0


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            --------------------------------------------

            If this statement is being filed to report the
            fact that as of the date hereof, the reporting
            person has ceased to be the beneficial owner of
            more than five percent of the class of securities,
            check the following:                                  [ X ]


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
            OF ANOTHER PERSON.
            ---------------------------------------------

            Not applicable.


ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
            WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
            THE PARENT HOLDING COMPANY.
            ---------------------------------------------------

            Not applicable.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------

            Not applicable.


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not applicable.


ITEM 10.    CERTIFICATION.
            -------------

            Not applicable.

                                  SIGNATURE



      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



                              Lend Lease International Pty. Limited


                              By:   /s/ Ken James
                                    ------------------------------

                              Its:  Corporate Secretary
                                    ------------------------------





Dated:      April 5, 2002